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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A (File No. 33-11905) (the "Registration Statement") of our report dated February 20, 1996, relating to the financial statements and financial highlights appearing in the 1995 Annual Report to Shareholders of The Monitor Funds, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/S/ PRICE WATERHOUSE LLP
Columbus, Ohio
November 22, 1996